Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

MACK-CALI ANNOUNCES RECENT FINANCING ACTIVITY

Jersey City, New Jersey—January 27, 2017—Mack-Cali Realty Corporation (NYSE: CLI) today announced recent financing activities. In a series of transactions, the Company: refinanced and extended its $600 million unsecured revolving credit facility; entered into a $325 million delayed draw unsecured term loan; placed a $100 million mortgage on one of its multi-family communities located in Revere, MA; redeemed the remaining $135 million of its outstanding bonds scheduled to mature in August of 2019 and repaid a series of  loans totaling approximately $200 million of high rate mortgage debt.

The following is a summary of these recent financing transactions:

This week, the Company closed on senior unsecured credit facilities totaling $925 million with a group of 13 lenders, with Wells Fargo Securities, LLC; J.P. Morgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and joint bookrunners; and Capital One, National Association and U.S. Bank National Association as joint lead arrangers.

The credit facilities are comprised of a renewal and extension of the Company’s existing $600 million unsecured revolving facility and a new $325 million unsecured delayed-draw term loan. The $600 million credit facility carries an interest rate equal to LIBOR plus 120 basis points and a facility fee of 25 basis points.  The facility has a term of four years with two six-month extension options.  The new $325 million delayed-draw term loan can be drawn over time within 12 months of closing with no requirement to be drawn in full.  The loan carries an interest rate equal to LIBOR plus 140 basis points and a ticking fee of 25 basis points on any undrawn balance during the first 12 months after closing.  The term loan matures in three years with two one-year extension options.  The interest rate on the revolving credit facility and new term loan and the facility fee on the revolving credit facility are subject to adjustment, on a sliding scale, based upon the Company’s unsecured debt ratings, or at the Company’s option, based on a defined leverage ratio.

The credit facilities also contain accordion features providing for expansion of the facilities up to a total of $1.2 billion.

The lending group for the credit facilities consist of:

JPMorgan Chase Bank, N.A. as administrative agent;

Wells Fargo Bank, N.A. and Bank of America, N.A. as  syndication agents;

Capital One, National Association; U.S. Bank, National Association; Citibank, N.A.; PNC Bank, National Association  and BMO Harris Bank, N.A., all as documentation agents, and The Bank of New York Mellon as Managing Agent;

Other participants in the credit facilities are Comerica Bank; TD Bank, N.A.; Associated Bank, National Association and Fifth Third Bank.

Also this month, the Company closed on a $100 million mortgage loan, secured by Alterra at Overlook Ridge, its 722 unit multi-family community located in Revere, MA. The mortgage loan carries a fixed interest rate of 3.75% per annum and is interest only for its seven year term.

In December, the Company redeemed for cash all $135 million outstanding principal amount of its 7.75% Notes due in August 2019. The Notes were redeemed on December 29, 2016. The redemption price for the Notes, including a make-whole premium, was 115.3% of the principal amount of the Notes, plus any accrued and unpaid interest.

Also during the fourth quarter of 2016, the Company repaid mortgage debt on nine assets aggregating $200 million that carried interest rates ranging from 6.3% to 11.3%, The Company disposed of two of the assets  and seven became unencumbered.

Pro forma, with the execution of these financing activities, the Company’s $2.5 billion total debt now carries a weighted average interest rate of 3.9%. Additionally, with remaining maturities of  up to 12 years, the weighted average maturity of its indebtedness is now 4.4 years.

“The completion of these financings clearly demonstrates the capital markets’ strong commitment to Mack-Cali and will provide affordable capital to continue the Company’s business plans” said Tony Krug, Mack-Cali Chief Financial Officer.  Added Michael J. DeMarco, Mack-Cali President “We appreciate the confidence our lending partners have in our strategy and look forward to a continued profitable partnership.”

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at http://www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology.

Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Contacts:	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1030 tkrug@mack-cali.com	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1528 ijablonski@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Director of Investor Relations (732) 590-1025 dcrockett@mack-cali.com

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